                       STOCK PURCHASE AND SALE AGREEMENT

                                  Dated as of

                                August 1, 1997

                                    between

                           ALASKA BINGO SUPPLY, INC.

                        GLOBAL ALASKA INDUSTRIES, INC.

                                      and

                                 MARK GRIFFIN

                               TABLE OF CONTENTS

SECTION 1:     GENERAL DEFINITIONS . . . . . . . . . . . . . . . . . . . . -1-
     1.1   BEST KNOWLEDGE. . . . . . . . . . . . . . . . . . . . . . . . . -1-
     1.2   CODE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -1-
     1.3   ERISA.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . -1-
     1.4   EXCHANGE ACT. . . . . . . . . . . . . . . . . . . . . . . . . . -1-
     1.5   FISCAL YEAR.. . . . . . . . . . . . . . . . . . . . . . . . . . -1-
     1.6   GOVERNMENTAL AUTHORITY. . . . . . . . . . . . . . . . . . . . . -2-
     1.7   GOVERNMENTAL REQUIREMENT. . . . . . . . . . . . . . . . . . . . -2-
     1.8   LEGAL REQUIREMENTS. . . . . . . . . . . . . . . . . . . . . . . -2-
     1.9   IRS.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -2-
     1.10  NET WORTH.. . . . . . . . . . . . . . . . . . . . . . . . . . . -2-
     1.11  OWNERSHIP INTEREST. . . . . . . . . . . . . . . . . . . . . . . -2-
     1.12  PERSON. . . . . . . . . . . . . . . . . . . . . . . . . . . . . -2-
     1.13  SECTION.. . . . . . . . . . . . . . . . . . . . . . . . . . . . -2-
     1.14  SECURITIES ACT. . . . . . . . . . . . . . . . . . . . . . . . . -2-
     1.15  TAXES.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . -2-

SECTION 2:     PURCHASE AND SALE OF STOCK. . . . . . . . . . . . . . . . . -3-
     2.2   TAXES AND OTHER COSTS.. . . . . . . . . . . . . . . . . . . . . -3-
     2.3   GOVERNMENTAL AND REGULATORY APPROVALS.. . . . . . . . . . . . . -3-
     2.4   OTHER ASSIGNMENTS.. . . . . . . . . . . . . . . . . . . . . . . -3-
     2.5   SG RESIGNATION AND NON-COMPETE. . . . . . . . . . . . . . . . . -3-

SECTION 3.     PURCHASE PRICE. . . . . . . . . . . . . . . . . . . . . . . -3-

SECTION 4:     CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . -5-
     4.1   GENERAL PROCEDURE.. . . . . . . . . . . . . . . . . . . . . . . -5-
     4.2   TIME AND PLACE. . . . . . . . . . . . . . . . . . . . . . . . . -5-
     4.3   EFFECTIVE DATE OF CLOSING.. . . . . . . . . . . . . . . . . . . -5-
     4.4   COVENANTS REGARDING CLOSING.. . . . . . . . . . . . . . . . . . -5-
     4.5   CONDITIONS TO OBLIGATION OF GAI.. . . . . . . . . . . . . . . . -6-
     4.6   CONDITIONS TO OBLIGATION OF ABS AND SHAREHOLDER . . . . . . . . -9-
     4.7   SPECIFIC ITEMS TO BE DELIVERED AT THE CLOSING.. . . . . . . . .-10-
     4.8   CONDITIONS SUBSEQUENT TO CLOSING. . . . . . . . . . . . . . . .-12-

SECTION 5:     REPRESENTATIONS AND WARRANTIES BY ABS AND SHAREHOLDER
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .-13-
     5.1   ORGANIZATION AND STANDING.. . . . . . . . . . . . . . . . . . .-13-
     5.2   SUBSIDIARIES, ETC.. . . . . . . . . . . . . . . . . . . . . . .-13-
     5.3   QUALIFICATION . . . . . . . . . . . . . . . . . . . . . . . . .-13-
     5.4   CORPORATE AUTHORITY.. . . . . . . . . . . . . . . . . . . . . .-13-
     5.5   FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . . . .-14-
     5.6   CAPITALIZATION OF THE CORPORATION.. . . . . . . . . . . . . . .-14-
     5.7   NO DEFAULT. . . . . . . . . . . . . . . . . . . . . . . . . . .-14-
     5.8   TAXES.. . . . . . . . . . . . . . . . . . . . . . . . . . . . .-15-
     5.9   NO ACTIONS, PROCEEDINGS, ETC. . . . . . . . . . . . . . . . . .-15-
     5.10  POST BALANCE SHEET CHANGES. . . . . . . . . . . . . . . . . . .-15-
     5.11  NO BREACHES.. . . . . . . . . . . . . . . . . . . . . . . . . .-15-
     5.12  CONDITION OF THE CORPORATION'S ASSETS.. . . . . . . . . . . . .-16-
     5.13  INVENTORY.. . . . . . . . . . . . . . . . . . . . . . . . . . .-16-
     5.14  ACCOUNTS RECEIVABLE.. . . . . . . . . . . . . . . . . . . . . .-16-
     5.15  CORPORATE ACTS AND PROCEEDINGS. . . . . . . . . . . . . . . . .-16-
     5.16  REGISTERED RIGHTS AND PROPRIETARY INFORMATION.. . . . . . . . .-16-
     5.17  CHANGES IN SUPPLIERS AND CUSTOMERS. . . . . . . . . . . . . . .-18-
     5.18  NO LIENS OR ENCUMBRANCES. . . . . . . . . . . . . . . . . . . .-18-
     5.19  EMPLOYEE MATTERS. . . . . . . . . . . . . . . . . . . . . . . .-18-
     5.20  LEGAL PROCEEDINGS AND COMPLIANCE WITH LAW.. . . . . . . . . . .-18-
     5.21  CONTRACT SCHEDULES. . . . . . . . . . . . . . . . . . . . . . .-19-
     5.22  LABOR MATTERS.. . . . . . . . . . . . . . . . . . . . . . . . .-20-
     5.23  INSURANCE.. . . . . . . . . . . . . . . . . . . . . . . . . . .-20-
     5.24  ENVIRONMENTAL.. . . . . . . . . . . . . . . . . . . . . . . . .-20-
     5.25  DISCLOSURE OF INFORMATION.. . . . . . . . . . . . . . . . . . .-21-

SECTION 6:     COVENANTS OF ABS AND SHAREHOLDER. . . . . . . . . . . . . .-21-
     6.1   PRESERVATION OF BUSINESS. . . . . . . . . . . . . . . . . . . .-21-
     6.2   ORDINARY COURSE.. . . . . . . . . . . . . . . . . . . . . . . .-22-
     6.3   NEGATIVE COVENANTS. . . . . . . . . . . . . . . . . . . . . . .-22-
     6.4   ACCESS TO BOOKS AND RECORDS, PREMISES, ETC. . . . . . . . . . .-22-
     6.5   COMPENSATION. . . . . . . . . . . . . . . . . . . . . . . . . .-22-
     6.6   NO SOLICITATION . . . . . . . . . . . . . . . . . . . . . . . .-23-

SECTION 7:     REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER . . . . . . .-23-
     7.1   SHARE OWNERSHIP.. . . . . . . . . . . . . . . . . . . . . . . .-23-
     7.2   RIGHTS OWNERSHIP. . . . . . . . . . . . . . . . . . . . . . . .-24-
     7.3   RESTRICTION ON FUTURE TRANSFER. . . . . . . . . . . . . . . . .-24-

SECTION 8:     REPRESENTATIONS AND WARRANTIES OF GAI . . . . . . . . . . .-24-
     8.1   ORGANIZATION AND STANDING.. . . . . . . . . . . . . . . . . . .-24-
     8.2   CORPORATE ACTS AND PROCEEDINGS. . . . . . . . . . . . . . . . .-24-

SECTION 9:     TERMINATION . . . . . . . . . . . . . . . . . . . . . . . .-24-
     9.2   EFFECT OF TERMINATION.. . . . . . . . . . . . . . . . . . . . .-25-

SECTION 10:    INDEMNIFICATION AND REMEDIES FOR BREACH . . . . . . . . . .-25-
     10.1  INDEMNIFICATION BY GAI. . . . . . . . . . . . . . . . . . . . .-25-
     10.2  INDEMNIFICATION BY ABS, SHAREHOLDER AND SG. . . . . . . . . . .-25-
     10.3  ADDITIONAL NOTICE.. . . . . . . . . . . . . . . . . . . . . . .-26-
     10.4  DETERMINATION OF DAMAGES AND RELATED MATTERS. . . . . . . . . .-26-
     10.5  REMEDIES FOR BREACH.. . . . . . . . . . . . . . . . . . . . . .-27-

SECTION 11:    NONDISCLOSURE OF CONFIDENTIAL INFORMATION . . . . . . . . .-27-

SECTION 12:    EXPENSES. . . . . . . . . . . . . . . . . . . . . . . . . .-28-

SECTION 13:    MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . .-28-
     13.1  ATTORNEY'S FEES.. . . . . . . . . . . . . . . . . . . . . . . .-28-
     13.2  SURVIVAL AND INCORPORATION OF REPRESENTATIONS.. . . . . . . . .-29-
     13.3  INCORPORATION BY REFERENCE. . . . . . . . . . . . . . . . . . .-29-
     13.4  PARTIES IN INTEREST.. . . . . . . . . . . . . . . . . . . . . .-29-
     13.5  AMENDMENTS AND WAIVERS. . . . . . . . . . . . . . . . . . . . .-29-
     13.6  WAIVER. . . . . . . . . . . . . . . . . . . . . . . . . . . . .-29-
     13.7  GOVERNING LAW - CONSTRUCTION. . . . . . . . . . . . . . . . . .-29-
     13.8  LIMITATION OF ACTIONS.. . . . . . . . . . . . . . . . . . . . .-29-
     13.9  NOTICES.. . . . . . . . . . . . . . . . . . . . . . . . . . . .-30-
     13.10 FAX/COUNTERPARTS. . . . . . . . . . . . . . . . . . . . . . . .-30-
     13.11 CAPTIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . .-31-
     13.12 SEVERABILITY. . . . . . . . . . . . . . . . . . . . . . . . . .-31-
     13.13 JURISDICTION AND VENUE. . . . . . . . . . . . . . . . . . . . .-31-
     13.14 GOOD FAITH COOPERATION AND ADDITIONAL DOCUMENTS.. . . . . . . .-31-
     13.15 LEGAL COUNSEL.. . . . . . . . . . . . . . . . . . . . . . . . .-31-
     13.16 SPECIFIC PERFORMANCE. . . . . . . . . . . . . . . . . . . . . .-31-
     13.17 ASSIGNMENT. . . . . . . . . . . . . . . . . . . . . . . . . . .-31-
     13.18 LIST OF EXHIBITS. . . . . . . . . . . . . . . . . . . . . . . .-31-
     13.19 ENTIRE AGREEMENT - AMENDMENT. . . . . . . . . . . . . . . . . .-32-
     13.20 AUTHORITY TO SIGN.. . . . . . . . . . . . . . . . . . . . . . .-33-
     13.21 EXECUTION OF DOCUMENTS. . . . . . . . . . . . . . . . . . . . .-33-
     13.22 TIME. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .-33-

                                   EXHIBITS

Exhibit 3.2(b )     Convertible Promissory Note
Exhibit 3.2(d)(1)   Stock Pledge Agreement
Exhibit 3.2(d)(2)   General Security Agreement
Exhibit 4.5(o)      Non-Competition Agreements
Exhibit 4.5(v)      Opinion of counsel for ABS, Laurel J. Petersen
Exhibit 4.7(b)(vi)  Certificate of ABS certified independent accountant
Exhibit 5.2         ABS Ownership Interest in any corporation, partnership,
                         joint venture, association or other business
                         enterprise.
Exhibit 5.3         ABS Qualification to engage in business as a foreign
                         corporation in any state other than Alaska
Exhibit 5.4         Corporate Authority
Exhibit 5.5         Financial Statements
Exhibit 5.6         ABS record owner of its issued and outstanding Common
Stock
Exhibit 5.7         ABS Disclosure Schedule (Material Defaults)
Exhibit 5.8         ABS Exceptions to Timely Filing of Taxes; Tax Related
                         Disputes
Exhibit 5.9         ABS Pending or Threatened Actions or Proceedings
Exhibit 5.10        ABS Third Party Proprietary Interest in Intangible Shares
Exhibit 5.12        ABS Exceptions to Inventory Valuation, Condition and
                         Marketability
Exhibit 5.13        ABS unusable or unsalable inventories
Exhibit 5.14        ABS material counterclaim or set-off with respect to
                         accounts receivable
Exhibit 5.16        ABS Registered Rights
Exhibit 5.17        ABS Customer relations
Exhibit 5.18        ABS leased property and assets
Exhibit 5.19        ABS Employees and employee remuneration
Exhibit 5.20        ABS Pending or Threatened Legal, Administrative, or Other
                         Proceedings or Governmental Investigation, Exceptions to Compliance with Laws, Ordinances, Requirements, Regulations, or Orders
Exhibits 5.21(a)
     to 5.21(e)     ABS Contract Schedules
Exhibit 5.21(f)     ABS Contract Defaults
Exhibit 5.24        ABS Environmental Concerns: Hazardous Waste Production,
                         Storage, etc.

                       STOCK PURCHASE AND SALE AGREEMENT

     THIS AGREEMENT is made and entered into effective this _______ day of July, 1997, between and among GLOBAL ALASKA INDUSTRIES, INC., an Alaska corporation (the "Company" or "GAI"); ALASKA BINGO SUPPLY, INC., an Alaska corporation ("ABS"); and MARK GRIFFIN, individually and in his capacity as the sole shareholder of ABS ("MG" or "Shareholder").

                                  WITNESSETH

     WHEREAS, Shareholder is the record and beneficial owner of shares constituting 100% of the issued and outstanding shares of common stock of ABS (the "Shares"); and

     WHEREAS, GAI desires to acquire all the issued and outstanding shares of common stock of ABS owned by Shareholder, as well as any and all other equity rights, options, warrants and the like ("Rights") owned by Shareholder subject to the terms and conditions set forth in this Agreement; and

     WHEREAS, Shareholder desires to sell all of his shares of common stock and other rights in ABS, subject to the terms and conditions hereinafter set forth; and

     NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, and other good and valuable consideration, the receipt and adequacy whereof is hereby acknowledged, the parties agree as follows:

SECTION 1: GENERAL DEFINITIONS

     For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

     1.1 BEST KNOWLEDGE. "Best Knowledge" shall mean both what a Person knew as well as what the Person should have known had the Person exercised reasonable diligence. When used with respect to a Person other than a natural person, the term "Best Knowledge" shall include matters that are known to the current directors, officers, partners, trustees, administrators, executors, managers, employees, consultants and agents of the Person, as well as past directors, officers, partners, managers and employees of the Person.

     1.2   CODE.  "Code" means the Internal Revenue Code of 1986, as amended.

     1.3 ERISA. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     1.4 EXCHANGE ACT. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     1.5 FISCAL YEAR. "Fiscal Year" shall mean a twelve-month period beginning July 1;

     1.6 GOVERNMENTAL AUTHORITY. "Governmental Authority" shall mean any and all foreign, federal, state or local governments, governmental institutions, public authorities and governmental entities of any nature whatsoever, and any subdivisions or instrumentalities thereof, including, but not limited to, departments, boards, bureaus, commissions, agencies, courts, administrations and panels, and any division or instrumentalities thereof, whether permanent or ad hoc and whether now or hereafter constituted or existing.

     1.7 GOVERNMENTAL REQUIREMENT. "Governmental Requirement" shall mean any and all laws (including, but not limited to, applicable common law principles), statutes, ordinances, codes, rules, regulations, interpretations, guidelines, directions, orders, judgments, writs, injunctions, decrees, decisions or similar items or pronouncements, promulgated, issued, passed or set forth by any Governmental Authority.

     1.8 LEGAL REQUIREMENTS. "Legal Requirements" means applicable common law and any statute, ordinance, code or other laws, rule, regulation, order, technical or other standard, requirement, judgment, or procedure enacted, adopted, promulgated, applied or followed by any governmental authority, including, without limitation, any order, decree, award, verdict, findings of fact, conclusions of law, decision or judgment, whether or not final or appealable, of any court, arbitrator, arbitration board or administrative agency.

     1.9   IRS.  "IRS" means the Internal Revenue Service.

     1.10 NET WORTH. "Net Worth" shall mean the Shares of a Person minus the liabilities of the Person, as of a given date as determined in accordance with generally accepted accounting principles.

     1.11 OWNERSHIP INTEREST. "Ownership Interest" shall mean any form of direct or indirect interest in the ownership, equity or profits of GAI or Shareholder, whether certificated or non-certificated, issued or unissued, contingent or otherwise, including, without limitation, the following:
Shares, or the right thereto, executory rights to receive Shares, options, warrants, instruments or obligations convertible into Shares or profit interests.

     1.12 PERSON. "Person" shall mean any natural person, any Governmental Authority and any entity the separate existence of which is recognized by any Governmental Authority or Governmental Requirement, including, but not limited to, corporations, partnerships, joint ventures, joint stock companies, trusts, estates, companies and associations, whether organized for profit or otherwise.

     1.13 SECTION. Unless otherwise stated herein, the term "Section" when used in this Agreement shall refer to the Sections of this Agreement.

     1.14 SECURITIES ACT. "Securities Act" shall mean the Securities Act of 1933, as amended.

     1.15 TAXES. "Tax" and "Taxes" shall mean any and all income, excise, franchise or other taxes and all other charges or fees imposed or collected by any Governmental Authority or pursuant to any Governmental Requirement, and shall also include any and all penalties, interest, deficiencies, assessments and other charges with respect thereto.

SECTION 2: PURCHASE AND SALE OF STOCK

           On the terms and subject to the conditions of this Agreement, and in reliance upon the representations and warranties of the parties contained in this Agreement:

     2.1 PURCHASE AND SALE OF STOCK. Subject to the terms and conditions hereinafter set forth, on the Closing Date, Shareholder shall tender and deliver to GAI in such form to be acceptable for transfer, against tender and delivery of the Purchase Price as defined herein, certificates representing 100% of the outstanding shares of capital stock and Rights of ABS.

     2.2 TAXES AND OTHER COSTS. All transfer and conveyance taxes related to the sale of the Shares shall be payable by Shareholder at Closing, except to the extent incurred solely by GAI.

     2.3 GOVERNMENTAL AND REGULATORY APPROVALS. Prior to the Closing Date, Shareholder shall have obtained the consent and approval of all governmental and regulatory authorities necessary to transfer the shares to GAI.

     2.4 OTHER ASSIGNMENTS. On the Closing Date, Shareholder shall transfer and assign to GAI, or to such party designated by GAI, any and all other contract rights, agreements, leases, licenses and other tangible and intangible assets utilized by Shareholder and ABS in and necessary for the conduct of its business in accordance with past practices. Shareholder and ABS agree to execute and deliver such assignments as GAI may reasonably request in order to effect the purposes and intent of the foregoing provision.



     2.6 LABOR MATTERS. Prior to Closing, Shareholder and GAI shall mutually agree upon the terms and conditions of the continuing employment of key employees of ABS following the Closing Date. In addition, GAI shall agree to continue the retention of mutually acceptable existent lobbyist engaged by ABS for the charitable gaming industry for at least three year following the Closing Date.

SECTION 3. PURCHASE PRICE.

     3.1 The Purchase Price for the Shares, the covenant not to compete and the other assignments and covenants herein described shall consist of a fixed amount (the "Fixed Amount") and a contingent amount (the "Contingent Amount").

     3.2 The Fixed Amount of the Purchase Price shall be the sum of Four Million Four Hundred Dollars ($4,400,000), payable as follows:

           (a) The sum of Four Hundred Thousand Dollars ($400,000) shall be payable in cash, certified funds or wire transfer of immediately available funds at the time of Closing. Such funds shall be nonrefundable unless it is determined that the audited financial statements of ABS more fully described in Section 4.5(q) hereof cannot be prepared due to an inability of ABS to satisfy all applicable auditing standards, policies and procedures, and GAI elects to rescind the purchase and sale of the common stock provided for herein;

           (b) The balance of the Fixed Amount of the Purchase Price of Four Million Dollars ($4,000,000) shall be evidenced by GAI's convertible promissory note (the "Promissory Note") payable to the order of Shareholder ("Holder"), which shall be repayable, together with interest at the rate of eight percent (8%) per annum, in monthly installments amortized over a term of seven (7) years. The first payment of $25,000 shall be due on October 15, 1997, with regular monthly installments of principal and interest to begin November 15, 1997 and continuing thereafter until the Promissory Note is paid in full. Interest shall be computed from the date of Closing and interest accrued for the period between the Closing Date and the first installment payment shall be amortized over the term of the Promissory Note. In addition to the regular monthly installments, GAI shall be obligated to prepay the principal balance of the Promissory Note to the extent of and in an amount equal to fifty percent (50%) of GAI's annual earnings before interest, taxes, depreciation and amortization ("EBITDA") in excess of $1,300,000 per year (the "Mandatory Prepayment"). In addition, GAI shall have the right, but not the obligation to prepay all or any portion of the principal balance and any accrued and unpaid interest in excess of the Mandatory Prepayment amount at any time without penalty. The Promissory Note shall be substantially in the form of Exhibit 3.2(b) hereto.

           (c) The Promissory Note shall grant the Holders thereof the right to convert up to $2,500,000 of outstanding principal balance due on the Promissory Note into shares of common stock of GLOBAL CASINOS, INC., a Utah corporation, at a conversion price of $10.00 per share, subject to adjustment under certain circumstances. Such conversion option may be exercised by the Holders at any time commencing one year after the date of the Promissory Note and ending the date next preceding the maturity date of the Promissory Note or the date of its prepayment, whichever is first to occur. In the event that GAI intends to prepay the Promissory Note prior to the maturity date, GAI shall give the Holders thirty (30) days' prior written notice of such prepayment; whereupon the Holders shall have the option to exercise the conversion right granted herein until the date next preceding the date of such prepayment. In the event Holders exercise the right of conversion granted in the Promissory Note, they shall be granted a one-time demand registration right on Form S-3 to have registered for resale under the Securities Act the shares of common stock ("Conversion Stock") issuable upon such conversion.

     (d) The Promissory Note shall be non-recourse as to GAI and shall be secured by a Stock Pledge Agreement covering the Shares by GAI in favor of Shareholder by GAI in favor of Shareholder and by General Security Agreement and Financing Statement covering all of the tangible and intangible assets of ABS (the "Collateral"), substantially in the form of Exhibits 3.2(d)(1) and
(2), respectively. In the event of a default by GAI under the Promissory Note, the sole recourse of Holders shall be against the Shares and Collateral without any corporate liability for any deficiency assessable against GAI.

     3.3 In addition to the Fixed Amount, GAI shall pay to the Holders a Contingent Amount equal to fifty percent (50%) of GAI's EBITDA in excess of $1,025,000 per year during the term of the Promissory Note; provided, however, that the Contingent Amount shall in no event exceed the sum of $100,000 per year. The obligation of GAI to pay the Contingent Amount shall terminate upon payment in full and retirement of the Promissory Note. Payment of the Contingent Amount, if any, will be made no later than 105 days after the end of GAI's fiscal year which is expected to be June 30.

SECTION 4: CLOSING

     4.1 GENERAL PROCEDURE. At the Closing each party shall deliver such documents, instruments and materials as may be reasonably required in order to effectuate the intent and provisions of this Agreement, and all such documents, instruments and materials shall be satisfactory in form and substance to counsel for the other parties.

     4.2 TIME AND PLACE. The Closing shall take place in the offices of LAUREL J. PETERSEN, 805 West Third Avenue, Suite 200, Anchorage, Alaska, 99501, as soon as practicable but in no event later than (i) July 31, 1997 or
(ii) five (5) business days from the date of the satisfaction or waiver of all conditions precedent set forth in Sections 4.5 and 4.6, whichever occurs first (the "Closing Date").

     4.3 EFFECTIVE DATE OF CLOSING. Notwithstanding the actual time and place of Closing, the parties stipulate and agree that the effective date of Closing and the effective date of the sale and purchase of the Shares shall be August 1, 1997.

     4.4 COVENANTS REGARDING CLOSING. The parties hereby covenant and agree that they shall (i) use reasonable efforts to cause each of their respective Exhibits to be prepared and exchanged with the other party, and its legal counsel, within ten (10) business days following the execution of this Agreement, except to the extent the express terms of this Agreement provide for a different time period for such delivery to be accomplished, (ii) use reasonable efforts to cause all of their respective representations and warranties set forth in this Agreement, and Exhibits hereto, to be true on and as of the Closing Date, (iii) use reasonable efforts to cause all of their respective obligations that are to be filled on or prior to the Closing Date to be so fulfilled, (iv) use reasonable efforts to cause all conditions to the Closing set forth in this Agreement to be satisfied on or prior to the Closing Date, and (v) use reasonable efforts to deliver to each other at the Closing the certificates, updated lists, notices, consents, authorizations, approvals, agreements, transfer documents, receipts and amendments contemplated hereby (with such additions or exceptions to such items as are necessary to make the statements set forth in such items accurate and acceptable, provided that if any such additions or exceptions cause any of the conditions to the parties' obligations hereunder as set forth hereinbelow not to be fulfilled, such additions and exceptions shall in no way limit the rights of the parties hereunder to terminate this Agreement or refuse to consummate the transactions contemplated hereby).

     4.5 CONDITIONS TO OBLIGATION OF GAI. The obligation of GAI to complete the purchase of the Shares on the Closing date on the terms set forth in this Agreement is, at the option of GAI, subject to the satisfaction or waiver by GAI of each of the following conditions:

           (a) Accuracy of Representations And Warranties. The representations and warranties made by Shareholder in this Agreement shall be correct in all material respects on and as of the Closing date with the same force and effect as though such representations and warranties had been made on the Closing date.

           (b) Compliance with Covenants. All covenants which Shareholder is required to perform or comply with on or before the Closing date shall have been fully complied with or performed in all material respects.

           (c) Corporate Approvals. The Shareholder shall have approved and ratified this Agreement and shall have authorized the appropriate officers of ABS to execute same and fully perform its terms.

           (d) Consents and Approvals. To the extent that any material lease, mortgage, deed of trust, contract or agreement to which ABS or Shareholder is a party shall require the consent of any person to the purchase and sale of the Shares or any other transaction provided for herein, such consent shall have been obtained; provided, however, that the ABS and Shareholder shall not make, as a condition for the obtaining of any such consent, any agreements or undertakings not approved in writing by GAI to the extent that such condition otherwise has an effect on GAI.

           (e) Review and Due Diligence. GAI, its investment bankers, legal counsel and/or auditors shall have had the opportunity to complete, and shall have completed, a satisfactory due diligence investigation of the ABS, together with a satisfactory review of the marketability of title to the ABS's property.

           (f) No Governmental Actions. No action or proceeding before any governmental authority shall have been instituted or threatened to restrain or prohibit the transactions contemplated by this Agreement, and the parties shall have delivered to each other certificates dated as of the Closing Date and executed by such parties, stating that to their Best Knowledge, no such items exist. No governmental authority shall have taken any other action as a result of which the management of any of the parties, in their sole discretion, reasonably deems it inadvisable to proceed with the transactions contemplated by this Agreement.

           (g) No Litigation, Etc. No action, investigation, litigation or arbitration or proceeding by or before any Governmental Authority, or before any arbitral, mediation panel or tribunal of any kind shall have been instituted or threatened (i) to restrain or prohibit the transactions contemplated by this Agreement, or (ii) to claim that the consummation of any such transaction is illegal or (iii) which, if determined adversely, would effect adversely GAI or ABS or Shareholder following consummation of the transactions contemplated hereby and ABS and Shareholder shall have delivered to GAI a certificate dated as of the Closing Date and executed by ABS and Shareholder, stating that to its Best Knowledge, no such items exist. No governmental authority or arbitral, mediation panel or tribunal of any kind shall have taken any other action as a result of which the management of GAI, in its sole discretion, reasonably deems it inadvisable to proceed with the transactions contemplated by this Agreement.

           (h) No Material Adverse Change. No material adverse change in the property of ABS shall have occurred, and no loss or damage to any of ABS assets or operations, whether or not covered by insurance, has occurred, and the Shareholder and ABS shall have delivered to GAI a certificate dated as of the Closing Date and executed by ABS and Shareholder to all such effects.

           (i) Update of Contracts. ABS shall have delivered to GAI an accurate list, as of the Closing Date, showing (i) all agreements, contracts and commitments of the type listed on Exhibit 5.21 entered into since the date of this Agreement; and (ii) all other agreements, contracts and commitments related to the businesses or the assets of ABS entered into since the date of this Agreement, together with true, complete and accurate copies of all such documents (the "ABS New Contracts"). GAI shall have had the opportunity to review and approve the ABS New Contracts of the other, and any of the Companies shall have the right to delay the Closing for up to ten (10) days if it in its sole discretion deems such delay necessary to enable it to adequately review the ABS New Contracts.

           (j) Approval of Counsel. All actions, proceedings, instruments and documents required or incidental to carry out this Agreement, including all schedules and exhibits thereto, and all other related legal matters shall have been approved by NEUMAN & DRENNEN, LLC, counsel to GAI, and LAUREL J. PETERSEN, counsel to ABS.

           (k) No Adverse Information. The investigations with respect to ABS or its Assets performed by GAI's professional advisors and other representatives shall not have revealed any information concerning ABS or its Assets that has not been made known to GAI, in writing prior to the date of this Agreement and that, in the opinion of such party and its advisors, materially and adversely affects the assets of the other party or the viability of the transaction contemplated by this Agreement.

           (l) Ordinary Course of Business. During the period from the date of this Agreement until the Closing Date, ABS shall have carried on its business in the ordinary and usual course, and shall have delivered to GAI a certificate to that effect.

           (m) Liens. ABS shall have delivered to GAI a reasonably current lien and judgment search (both state and county levels in each jurisdiction where the party is qualified to or is doing business or owns material assets) confirming the absence of any judicial liens, tax liens and similar such liens affecting any of its business or assets. Each and every lien or encumbrance of any nature, if any, relating to ABS, except for those liens set forth on Exhibit 4.5(m) hereto, shall have been terminated and released, and proof thereof delivered to the GAI.

           (n) Other Documents. ABS, Shareholder shall have delivered or caused to be delivered all documents, agreements, resolutions, certificates or declarations as GAI or its attorneys may have reasonably requested.

           (o) Non-Competition Agreements. At Closing, Shareholder shall execute and deliver to GAI their respective Non-Competition Agreements substantially in the form of Exhibits 4.5(o) and 2.5, respectively hereto.

           (p)      Resignation.

           (q) Audited Financial Statements. At Closing, ABS shall deliver to GAI the written certification of its independent accountant confirming that all necessary information, documentation, observation, confirmation and the like are available to permit the preparation of audited financial statements and report of independent certified public accountants of ABS containing an audited balance sheet of ABS for a minimum of one (1) fiscal year, or until inception, whichever is shorter, together with statements of operations, cash flows and stockholders' equity for ABS for a minimum of two (2) fiscal years, or to date of inception, whichever is shorter, which financial statements and report of auditors shall be in such form as to fully comply with all requirements of Regulation SB under the Securities Act and any other applicable securities laws; and Shareholder and ABS shall provide their joint and several undertaking to cooperate with GAI to complete such audited financial statements, the cost and expense of which will be shared equally by Shareholder and GAI, not later than sixty (60) days following the Closing Date, which audited financial statements and report of auditors shall in all respects conform with the requirements of Regulation SB and be satisfactory to GAI and its legal counsel.

           (r) Regulatory Approvals. GAI shall have received the approval of all required regulatory authority to the conduct of business substantially in the same manner as conducted by ABS and MG.

           (s) ABS Financial Condition and Results of Operations. ABS shall demonstrate 1996 recast EBIT of not less than $950,000. Further, the net current assets of ABS shall be not less than $400,000 as of the Closing Date. For purposes of this Agreement, net current assets shall mean the sum of cash, accounts receivable, inventory, prepaid expenses and other current assets less accounts payable, the ABS line of credit, the current portion of long-term obligation and other current liabilities. Any net current assets of ABS in excess of $400,000 shall be payable to Shareholder in four (4) equal monthly installments commencing September 30, 1997 and thereafter on or before the last day of each month until December 31, 1997.

           (t) Liabilities to Shareholder. Prior to Closing, Shareholder shall have contributed to the capital of ABS the entire outstanding balance of principal together with accrued and unpaid interest, which may have been due and owing by ABS to Shareholder as a result of any fact, transaction or occurrence prior to the Closing Date, and ABS shall have been released and forever discharged from any past, current or future to Shareholder or SG of whatsoever kind or description.

           (u) Financial Advisory Fees. At or prior to Closing, all obligations or commitments of ABS to its financial advisors and investment bankers shall have been paid or otherwise satisfied, and GAI shall have delivered and received such written consents, approvals, estoppel certificates or other instruments or undertakings from ABS as it may deem reasonable, necessary or advisable.

           (v) Opinion of Counsel. GAI shall have received an opinion of LAUREL J. PETERSEN, counsel for ABS, dated as of the Closing Date, substantially in the form of Exhibit 4.5(v) hereto.

     4.6 CONDITIONS TO OBLIGATION OF ABS AND SHAREHOLDER. The obligations of ABS and Shareholder to complete the transactions described herein on the Closing Date on the terms set forth in this Agreement is, at the option of ABS and Shareholder subject to the satisfaction or waiver by ABS and Shareholder of each of the following conditions:

           (a) Accuracy of Representations and Warranties. The representations and warranties made by GAI in this Agreement shall be correct in all material respects on and as of the Closing date with the same force and effect as though such representations and warranties had been made on the Closing date.

           (b) Compliance with Covenants. All covenants which GAI is required to perform or comply with on or before the Closing date shall have been fully complied with or performed in all material respects.

           (c) Corporate Approvals. GAI shall have approved and ratified this Agreement and shall have authorized the appropriate parties to execute same and fully perform its terms.

           (d) Consents and Approvals. To the extent that any material lease, mortgage, deed of trust, contract or agreement to which such party or any statute, rule or regulation shall require the consent of any person to the transactions provided for herein, such consent shall have been obtained; provided, however, that such party shall not make, as a condition for the obtaining of any such consent, any agreements or undertakings not approved in writing by GAI to the extent that such condition otherwise has an effect on GAI.

           (e) Approval of Counsel. All actions, proceedings, instruments and documents required or incidental to carry out this Agreement, including all schedules and exhibits thereto, and all other related legal matters shall have been approved as to substance and form by LAUREL J. PETERSEN, counsel to Seller.

           (f) Delivery of Documents. GAI shall have delivered or caused to be delivered all documents agreements, resolutions, certificates or declarations as ABS and Shareholder, or their attorneys, may have reasonably requested.

     4.7 SPECIFIC ITEMS TO BE DELIVERED AT THE CLOSING. The parties shall deliver the following items to the appropriate party at the Closing of the transactions contemplated by this Agreement.

           (a)      To be delivered by GAI:

               (i) Cash or certified funds payable to Shareholder in the amount of $400,000;

               (ii) Promissory Note substantially in the form of Exhibit 3.2(b) hereto;

               (iii)     Stock Pledge Agreement substantially in the form of
                         Exhibit 3.2(d)(1) hereto;

               (iv) General Security Agreement substantially in the form of Exhibit 3.2(d)(2) hereof;

               (v) Copy of corporate resolution authorizing the execution of this Agreement and the consummation by GAI of the transactions contemplated by this Agreement;

               (vi) A certificate of the President of GAI stating that the representations and warranties of GAI set forth in this Agreement are true and correct. Said certificate shall further verify and affirm that all consents or waivers, if any, which may be necessary to execute and deliver this Agreement have been obtained and are in full force and effect;

               (vii) A certificate dated the Closing Date, signed by the Chief Executive Officer and the Chief Financial Officer of GAI, in form and substance satisfactory to the other party and its legal counsel, certifying that all conditions precedent set forth in this Agreement to the obligations of GAI to close, have been fulfilled, and that no event of default hereunder and no event which, with the giving of notice or passage of time, or both, would be an event of default, has occurred as of such date.

               (viii) Certificates dated the Closing Date, signed by the Secretary of GAI, (i) certifying resolutions duly adopted by the Board of Directors of GAI, authorizing the execution of this Agreement and all of the other transactions to be consummated pursuant thereto; (ii) certifying the names and incumbency of the officers of GAI who are empowered to execute the foregoing documents for and on behalf of such company; (iii) certifying the authenticity of copies of the Articles of Incorporation and Bylaws of GAI; and (iv) certifying the authenticity of a reasonably current Certificate of Good Standing, from all relevant jurisdictions in which the Company is qualified to conduct business.

           (b)      To be delivered by ABS:

               (i) Copy of corporate resolutions authorizing the execution of this Agreement, and the consummation by ABS of the transactions contemplated by this Agreement.

               (ii) A certificate of the President of ABS stating that the representations and warranties of ABS set forth in this Agreement are true and correct. Said certificate shall further verify and affirm that all consents or waivers, if any, which may be necessary to execute and deliver this Agreement have been obtained and are in full force and effect.

               (iii) A certificate dated the Closing Date, in form and substance satisfactory to the other party and its legal counsel, certifying that all conditions precedent set forth in this Agreement to the obligations of ABS to close, have been fulfilled, and that no event of default hereunder and no event which, with the giving of notice or passage of time, or both, would be an event of default, has occurred as of such date.

               (iv) Certificates dated the Closing Date, signed by the Secretary of ABS, (i) certifying resolutions duly adopted by the Board of Directors and Shareholders of ABS, authorizing the execution of this Agreement and all of the other transactions to be consummated pursuant thereto; (ii) certifying the names and incumbency of the officers of ABS who are empowered to execute the foregoing documents for and on behalf of such company; (iii) certifying the authenticity of copies of the Articles of Incorporation and Bylaws of ABS; and (iv) certifying the authenticity of a reasonably current Certificate of Good Standing, from all jurisdictions in which the company is qualified to conduct business.

               (v) Resignations of all ABS officers and directors, to be effective as of the Closing Date.

               (vi) Certificate of the certified independent accountant of ABS substantially in the form of
                         Exhibit 4.7(b)(vi), hereto.

               (vii) Undertaking of ABS with respect to the preparation, completion and delivery of audited financial statements more fully described in Section 4.5(q) hereof and substantially in the form of
                         Exhibit 4.7(b)(vii), hereto.

               (viii) Opinion of LAUREL J. PETERSEN, counsel to ABS, substantially in the form of Exhibit 4.5(v).

           (c)      To be delivered by Shareholder:

               (i) Certificate or certificates representing 100% of the issued and outstanding common shares of ABS, which stock certificates shall be endorsed in favor of GAI.

               (ii) Assignments, if any, with unconditional warranties of title, duly executed by Shareholder, assigning to GAI any and all equity rights, including, but not limited to, options, warrants, puts and so forth, which Shareholder may own in ABS at the time of Closing.

               (iii) Certificate of Shareholder in which he states that he owns the Shares and other Rights of ABS free and clear of all liens, encumbrances, security interests and limitations on transfer whatsoever.

               (iv) Certificate of Shareholder confirming the accuracy, as of the Closing date, of the representations and warranties of Shareholder set forth in this Agreement.

               (v) Non-Competition Agreement substantially in the form of Exhibit 4.5(o).



     4.8 CONDITIONS SUBSEQUENT TO CLOSING. Following Closing, GAI shall retain an independent certified public accountant to undertaken an audit of the financial statements of ABS as of and for the two-year period ending
June 30, 1997 (the "ABS Audit"). The ABS Audit shall comply in form and substance with all requirements of Regulation SB under the Securities Act and such ABS Audit, together with the report of auditors, shall in all respects conform with the requirements of Regulation SB and be satisfactory to GAI and its legal counsel. The ABS Audit shall be completed not later than sixty (60) days following the Closing Date, and Shareholder agrees to cooperate in all material respects with GAI and its auditor in the preparation of such ABS Audit. All costs and expenses incurred in connection with the preparation of the ABS Audit shall be shared equally by GAI and Shareholder. In the event that it is determined the the ABS Audit cannot be completed within sixty (60) days following the Closing Date or, if it is determined that the ABS Audit can be completed in a timely fashion but cannot be completed in conformity with the requirements of Regulation SB under the Securities Act, then GAI shall have the right and option for a period of commencing 61 days following the Closing Date and ending 120 days following the Closing Date to elect to rescind the transaction provided for in this Agreement. In the event GAI elects to rescind the sale and purchase of the Shares, each party shall return to the other each of the deliverables identified in Section 10 of this Agreement within thirty (30) days of GAI's election to so rescind. In such event, all certificates, assignments, and ancillary agreements executed and delivered by the parties in connection with the Closing shall be deemed null and void, all outstanding shares of ABS common stock, and all certificates representing same, shall be returned to Shareholder and all payments made by GAI to Shareholder under this Agreement or under the Promissory Note shall be refunded in full, without interest or deduction. Further, in the event of such rescission all operations of ABS commencing on the Closing Date and ending on the date of rescission shall inure to the benefit of Shareholder, including all net profit earned during the period. Upon such rescission, each party shall be deemed released and forever discharged from any liability to the other by virtue of this Agreement, the ancillary agreements provided for herein and all acts and omissions of the parties undertaken in reliance upon the provisions hereof.

SECTION 5: REPRESENTATIONS AND WARRANTIES BY ABS AND SHAREHOLDER

     As a material inducement to GAI to enter into this Agreement and with the understanding and expectations that GAI will be relying thereon in consummating the stock purchase contemplated hereunder, ABS and Shareholder, jointly and severally (hereinafter referred to as the "Corporation" or "ABS " for the purposes of this Section 5 only) represent and warrant as follows:

     5.1 ORGANIZATION AND STANDING. ABS is a corporation duly organized, validly existing and in good standing under the laws of the State of Alaska and has all requisite corporate power and authority to own its assets and properties and to carry on its business as it is now being conducted.

     5.2 SUBSIDIARIES, ETC. Except as set forth on Exhibit 5.2, the Corporation does not have any direct or indirect Ownership Interest in any corporation, partnership, joint venture, association or other business enterprise.

     5.3 QUALIFICATION. Except as set forth on Exhibit 5.3 and for any jurisdiction where the failure to be qualified to engage in business as a foreign corporation would not have a material adverse affect on the Corporation, the Corporation is not qualified to engage in business as a foreign corporation in any state other than Alaska and there is no other jurisdiction wherein the character of the properties presently owned by the Corporation or the nature of the activities presently conducted by the Corporation makes necessary the qualification, licensing or domestication of the Corporation as a foreign corporation.

     5.4 CORPORATE AUTHORITY. Except as set forth on Exhibit 5.4 hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by the Corporation with any on the provisions hereof will

           (a) conflict with or result in a breach of any provision of its Articles of Incorporation or By-Laws;

           (b) result in a default (or give rise to any right of termination, cancellation, or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Corporation is a party, or by which any of its properties or assets may be bound except for such default (or right of termination, cancellation, or acceleration) as to which requisite waivers or consents shall either have been obtained by the Corporation prior to the Closing Date or the obtaining of which shall have been waived by GAI; or any default which would not have a material adverse effect on ABS, its business, assets and financial condition.

           (c) violate any order, writ, injunction, decree or, to the Corporation's Best Knowledge, any statute, rule or regulation applicable to the Corporation or any of its properties or assets, which violation would not have a material adverse effect on ABS, its business, assets and financial condition. No consent or approval by any Governmental Authority is required in connection with the execution and delivery by the Corporation of this Agreement or the consummation by the Corporation of the transactions contemplated hereby.

     5.5 FINANCIAL STATEMENTS. The following statements are attached to this Agreement as Exhibit 5.5:

           (a) Unaudited financial statements of the Corporation for the period ending March 31, 1997 (the "Financial Statements");

                    To the Best Knowledge of ABS, such financial statements, together with and subject to the disclosures and notes thereto, if any, (i) are in accordance with the books and records of the Corporation; (ii) present fairly the financial condition of the Corporation as of March 31, 1997; (iii) present fairly the results of operations for the periods covered by such statements; and (iv) have been prepared in accordance with generally-accepted accounting principles consistently applied and contain all adjustments, consisting of normal accruals, necessary to present fairly the financial position and results of operations of the Corporation for the period covered by such financial statements.

                    As of Closing, except as disclosed on Exhibit 5.5(a), the Corporation does not have any liabilities or payables (absolute or contingent, known or unknown) except for liabilities or payables set forth on the foregoing financial statements; which have been incurred in the ordinary course of business since such date or which have not otherwise been disclosed in writing to GAI on or prior to the Closing Date.

     5.6 CAPITALIZATION OF THE CORPORATION. The authorized capital stock of ABS consists of: (i) 1,000 shares of Common Stock, $2.00 par value, of which 500 shares of Common Stock are issued and outstanding and will be outstanding as of the Closing Date. The names of the record owners of the issued and outstanding Common Stock are set forth on Exhibit 5.6 hereto. All issued and outstanding shares of ABS Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. There are no outstanding rights, options, warrants, subscriptions, calls, convertible securities or agreement of any character or nature under which the Company is or may become obligated to issue any shares of its capital stock of any kind, other than those shares indicated in this Section as presently outstanding and shares issuable in accordance with the terms of this Agreement.

     5.7 NO DEFAULT. Except as set forth on Exhibit 5.7, each of the leases, contracts, agreements and insurance policies to which ABS is a party is in full force and effect as of the date hereof with no material defaults existing thereunder.

     5.8 TAXES. Except as set forth in Exhibit 5.8, the Corporation has filed (or has obtained extensions for filing) all income, excise, sales, corporate franchise, property, payroll and other tax returns or reports required to be filed by it, as of the date hereof by the United States of America, any state or other political subdivision thereof or any foreign country and has paid all Taxes or assessments shown to be due on such returns or reports. To the Best Knowledge of the Corporation, except as set forth in
Exhibit 5.8, the amounts set up as provisions for Taxes in the Latest Financial Statements are sufficient for the payment of all unpaid federal, foreign, state or local Taxes of the Corporation accrued for or applicable to all periods ended on or prior to the date of this Agreement, or which may subsequently be determined to be owing by the Corporation with respect to all periods ending on or prior to the Closing Date, subject to normal year-end adjustments, which will not be material. There are no present disputes as to Taxes of any nature payable by the Corporation.

     5.9   NO ACTIONS, PROCEEDINGS, ETC.  Except as listed on the attached
Exhibit 5.9, there is no action or proceeding (whether or not purportedly on behalf of the Corporation) pending or to its knowledge threatened by or against the Corporation which might result in any material adverse change in the condition, financial or otherwise, of the Corporation's business or assets. No order, writ or injunction or decree has been issued by, or requested of any court or Governmental Agency which does nor may result in any material adverse change in the Corporation's assets or properties or in the financial condition or the business of the Corporation. Except for liabilities referred to in attached Exhibit 5.9, the Corporation is not liable for damages to any employee or former employee as a result of any violation of any state, federal or foreign laws directly or indirectly relating to such employee or former employee.

     5.10  POST BALANCE SHEET CHANGES.  Except as set forth on the attached
Exhibit 5.10 and as contemplated by this Agreement, since March 31, 1997, the Corporation has not (a) issued, bought, redeemed or entered into any agreements, commitments or obligations to sell, buy or redeem any shares of its capital stock; (b) incurred any obligation or liability (absolute or contingent), other than current liabilities incurred, and obligations under contracts entered into, in the ordinary course of business; (c) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities incurred in the ordinary course of business; (d) mortgaged, pledged or subjected to lien charges, or other encumbrance any of its assets, other than the lien of current or real property taxes not yet due and payable otherwise than in the ordinary course of business; (e) waived any rights of substantial value, whether or not in the ordinary course of business; (f) suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting its assets or its business; (g) made or suffered any amendment or termination of any material contract or any agreement which materially adversely affects its business; (h) received notice or had knowledge of any labor trouble other than routine grievance matters, none of which is material; (i) increased the salaries or other compensation of any of its directors, officers or employees or made any increase in other benefits to which employees may be entitled, other than employee salary increases made in the ordinary course of business and reflected on an Exhibit hereto; (j) sold, transferred or otherwise disposed of any of its assets, other than in the ordinary course of business; (k) declared or made any distribution or payments to any of its shareholders, officers or employees, other than wages and salaries made to employees in the ordinary course of business; (l) revalued any of its assets; or (m) entered into any transactions not in the ordinary course of business.

     5.11 NO BREACHES. The Corporation is not in violation of, and the consummation of the transactions contemplated hereby do not and will not result in any material breach of, any of the terms or conditions of any mortgage, bond, indenture, agreement, contract, license or other instrument or obligation to which the Corporation is a party or by which its assets are bound which, in the aggregate, would have a material adverse effect upon the corporation, its business, assets or financial condition; nor will the consummation of the transactions contemplated hereby cause ABS to violate any statute, regulation, judgment, writ, injunction or decree of any court, threatened or entered in a proceeding or action in which the Corporation is, was or may be bound or to which any of the Corporation's assets are subject.

     5.12  CONDITION OF THE CORPORATION'S ASSETS.  Except as set forth on
Exhibit 5.12 all of ABS's assets are currently in good and usable condition and there are no defects or other conditions which, in the aggregate, materially and adversely affect the operation or values of such assets taken
as a whole.   Except as disclosed on Exhibit 5.12, no person other than ABS
(including any officer or employee of the Corporation) has any proprietary interest in any know-how or other intangible assets used by the Corporation in the conduct of its business. All product which is currently being marketed by the Corporation is operable for its intended purposes in accordance with its written specifications and trade representations.

     5.13 INVENTORY. Except as otherwise set forth on Exhibit 5.13, all inventories reflected in the Corporation's March 31, 1997 financial statements in excess of the reserves for excess or obsolete inventories are stated at the lowest of cost, replacement cost or market, and, as so stated, are in good condition and usable or salable in the category in which they are inventoried, in the ordinary course of business of the Corporation, without discounts other than normal trade discounts regularly offered by the Corporation, for prompt payment or quantity purchase.

     5.14 ACCOUNTS RECEIVABLE. The accounts receivable of the Corporation as set forth on the line item therefor in its March 31, 1997 unaudited financial statements set forth on Exhibit 5.5 represent valid and enforceable obligations due to the Corporation, and, except to the extent of the reserve reflected in the latest financial statements, shall be collectible by the Corporation in the ordinary course of business. Except as set forth on the attached Exhibit 5.14, the Corporation has not received any notice of any material counterclaim or set-off with respect to such accounts receivable.

     5.15 CORPORATE ACTS AND PROCEEDINGS. This Agreement has been duly authorized by all necessary corporate action on behalf of ABS, has been duly executed and delivered by an authorized officer of ABS, and is a valid and binding Agreement on the part of ABS that is enforceable against ABS in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, fraudulent transfers, reorganization or other similar laws affecting the enforcement of creditors' rights generally and to judicial limitations on the enforcement of the remedy of specific performance and other equitable remedies.

     5.16  REGISTERED RIGHTS AND PROPRIETARY INFORMATION.

           (a) Exhibit 5.16 hereto contains a true and complete list of all patents, letters patent and patent applications, service marks, trademark and service mark registrations and applications, copyright, copyright registrations and applications, grants of licenses and rights to the Corporation with respect to the foregoing, both domestic and foreign, claimed by the Corporation or used or proposed to be used by the Corporation in the conduct of its business (collectively herein, "ABS Registered Rights").
Exhibit 5.16 hereto also contains a true and complete list of all and every trade secret, know-how, process, formula, discovery, development, research, design, technique, customer and supplier list, contracts, product development plans, product development concepts, marketing and purchasing strategy, invention, and any other matter required for, incident to, or related to the conduct of its business (hereafter collectively the "ABS Proprietary Information"). Except as described in Exhibit 5.16 hereto, the Corporation is not obligated or under any liability whatever to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any ABS Registered Right or ABS Proprietary Information with respect to the use thereof in the conduct of its business or otherwise.

           (b) Except as described in Exhibit 5.16 hereto, to the Corporation's Best Knowledge, the Corporation owns and has the unrestricted right to use the ABS Registered Rights and ABS Proprietary Information required for or incident to the design, development, manufacture, operation, sale and use of all products and services sold or rendered or proposed to be sold or rendered by the Corporation or relating to the conduct or proposed conduct of its business free and clear of any right, title, interest, equity or claim of others. As soon as practicable following the execution of this Agreement, and except as described in Exhibit 5.16 hereto, the Corporation agrees to take all necessary steps (including without limitation entering into appropriate confidentiality, assignment of rights and non-competition agreements with all officers, directors, employees and consultants of the Corporation and others with access to or knowledge of the ABS Proprietary Information) to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, the ABS Proprietary Information and all related documentation and intellectual property rights therein necessary for the conduct or proposed conduct of its business.

           (c) Except as described in Exhibit 5.16 hereto, the Corporation has not sold, transferred, assigned, licensed or subjected to any right, lien, encumbrance or claim of others, any ABS Proprietary Information, including without limitation any ABS Registered Right, or any interest therein, related to or required for the design, development, manufacture, operation, sale or use of any product or service currently under development or manufactured, or proposed to be developed, sold or manufactured, by it.
Exhibit 5.16 contains a true and complete list and description of all licenses of ABS Proprietary Information granted to the Corporation by others or to others by the Corporation. Except as described in Exhibit 5.16 hereto, there are no claims or demands of any person pertaining to, or any proceedings that are pending or threatened, which challenge the rights of the Corporation in respect of any ABS Proprietary Information used in the conduct of its business.

           (d) Except as described in Exhibit 5.16 hereto, the Corporation owns and on the Closing Date shall own, has and shall have, holds and shall hold, exclusively all right, title and interest in the ABS Registered Rights, free and clear of all liens, encumbrances, restrictions, claims and equities of any kind whatsoever, has and shall have the exclusive right to use, sell, license or dispose of, and has and shall have the exclusive right to bring action for the infringement of the ABS Registered Rights and the ABS Proprietary Information. To the Best Knowledge of Corporation, the marketing, promotion, distribution or sale by the Corporation of any products or interests subject to the ABS Registered Rights or making use of ABS Proprietary Information shall not constitute an infringement of any patent, copyright, trademark, service mark or misappropriation or violation of any other party's proprietary rights or a violation of any license or agreement by the Corporation. Except as described in Exhibit 5.16 hereto, to the knowledge of the Corporation after due inquiry no facts or circumstances exist that could result in the invalidation of any of the ABS Registered Rights.

     5.17  CHANGES IN SUPPLIERS AND CUSTOMERS.  Except as disclosed on
Exhibit 5.17, the Corporation is not aware of any fact which indicates that any of the suppliers supplying products, components or materials to the Corporation intends to cease selling such products to the Corporation nor is the Corporation aware of any fact which indicates that any major customer of the Corporation intends to terminate its business relations with the Corporation.

     5.18 NO LIENS OR ENCUMBRANCES. The Corporation has good and marketable title to all of the property and assets, tangible and intangible, employed in the operations of its business, free of any material mortgages, security interests, pledges, easements or encumbrances of any kind whatsoever except as set forth on the attached Exhibit 5.18 and except for such property and assets as may be leased by ABS, and except for any property which is the subject of Sections 5.13, 5.14 or 5.16.

     5.19 EMPLOYEE MATTERS. Exhibit 5.19 attached hereto contains a true, complete and accurate list of all employees of the Corporation and the remuneration of each (including wages, salaries and fringe benefits). The Corporation has no information or facts indicating that any employee listed on
Exhibit 5.19 intends to terminate his/her employment relationship with the Corporation prior or subsequent to the Closing Date, except as may be required by this Agreement. Except as specifically described on Exhibit 5.19, the Corporation has no employee benefit plans (including, but not limited to, pension plans and health or welfare plans), arrangements or understandings, whether formal or informal. The Corporation does not now and has never contributed to a "multi-employer plan" as defined in Section 400(a)(3) of the ERISA. The Corporation has complied with all applicable provisions of ERISA and all rules and regulations promulgated thereunder, and neither the Corporation nor any trustee, administrator, fiduciary, agent or employee thereof has at any time been involved in a transaction that would constitute a "prohibited transaction" within the meaning of Section 406 of ERISA as to any covered plan of the Corporation. The Corporation is not a party to any collective bargaining or other union agreement. The Corporation has not, within the past five (5) years had, or been threatened with, any union activities, work stoppages or other labor trouble with respect to its employees which had a material adverse effect on the Corporation, its business or assets. Except as set forth in Exhibit 5.10, since December 31, 1996, the Corporation has not made any commitment or agreements to increase the wages or modify the conditions or terms of employment of any of the employees of the Corporation used in connection with its business, and between the date of this Agreement and the Closing Date, the Corporation will not make any agreement to increase the wages or modify the conditions or terms of employment of any of the employees of the Corporation used in the conduct of its business, without the prior written consent of all parties hereto.

     5.20  LEGAL PROCEEDINGS AND COMPLIANCE WITH LAW.  Except as set forth in
Exhibit 5.20, ABS has not received notice of any legal, administrative, arbitration or other proceeding or governmental investigation pending or threatened (including those relating to the health, safety, employment of labor, or protection of the environment) pertaining to ABS which might result in the aggregate in money damages payable by ABS in excess of insurance coverage or which might result in a permanent injunction against ABS or which would have a material adverse effect on ABS, its business, assets or financial condition. Except as set forth in such Exhibit, ABS has substantially complied with, and is not in default in any respect under any laws, ordinances, requirements, regulations, or orders applicable to the business of ABS, the violation of which might materially and adversely affect it. Except as set forth in such Exhibit, ABS is not a party to any agreement or instrument, nor is it subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule, regulation, code or ordinance which materially and adversely affects, or might reasonably be expected materially and adversely to affect the business, operations, prospects, property, assets or condition, financial or otherwise, of ABS.

     5.21 CONTRACT SCHEDULES. Attached as Exhibits 5.21(a) to 5.21(e) hereto are an accurate list of the following:

           (a) All contracts, leases, agreements, covenants, licenses, instruments or commitments of ABS pertaining to the business of ABS calling for the payment of $5,000 or more or which is otherwise material to the business of ABS, including, without limitation, the following:

               (i) Executory contracts for the sale of products and services;

               (ii) Executory contracts for the purchase, sale or lease of any assets;

               (iii)     Management or consulting contracts;

               (iv) Patent, trademark and copyright applications, registrations or licenses, and know-how, intellectual property and trade secret agreements or other licenses;

               (v) Note agreements, loan agreements, indentures and the like, other than those entered into and executed in the ordinary course of business;

               (vi) All sales, agency, distributorship or franchise agreements; and

               (vii) Any other contracts not in the ordinary course of business.

           (b) All labor contracts, employment agreements and collective bargaining agreements to which ABS is a party.

           (c) All instruments evidencing any liens or security interest securing any indebtedness of ABS covering any asset of ABS.

           (d) All profit sharing, pension, stock option, severance pay, retirement, bonus, deferred compensation, group life and health insurance or other employee benefit plans, agreements, arrangements or commitments of any nature whatsoever, whether or not legally binding, and all agreements with any present or former officer, director or shareholder of the Corporation.

           (e) Any and all documents, instruments and other writings not listed in any other schedule hereto which are material to the business operations of ABS.

           Except as set forth in Exhibit 5.21(f), all of such contracts, agreements, leases, licenses, plans, arrangements and commitments and all other such items set forth above are valid, binding and in full force and effect in accordance with their terms and conditions, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, fraudulent transfer, reorganization or other similar laws affecting the enforcement of contracts generally, and there is no existing material default thereunder or breach thereof by the Corporation, or to ABS's knowledge by any party to such contracts, or any conditions which, with the passage of time or the giving of notice or both, might constitute such a default by the Corporation or by any other party to the contracts.

     5.22 LABOR MATTERS. There are no strikes, slowdowns, stoppages, organizational efforts, discrimination charges or other labor disputes pending or, to the knowledge of ABS or any of its agent or employees, threatened against ABS.

     5.23 INSURANCE. ABS maintains in full force and effect insurance coverage on its assets and business in such amounts and against such risks and losses as set forth in Exhibit 5.23.

     5.24  ENVIRONMENTAL.  Except as disclosed on Exhibit 5.24:

           (a) no real property (or the subsurface soil and the ground water thereunder) now or previously owned or leased by ABS (the "Premises") either contains any Hazardous Substance (as hereinafter defined) or has underneath it any underground fuel or liquid storage tanks;

           (b) there has been no generation, transportation, storage, treatment or disposal of any Hazardous Substance on or beneath the Premises, now or in the past;

           (c) there is no pending or threatened litigation or proceedings before any court or administrative agency in which any person alleges, or threatens to allege, the presence, release, threat of release, placement on or in the Premises, or the generation, transportation, storage, treatment or disposal at the Premises, of any Hazardous Substance;

           (d) ABS has not received any notice and has no knowledge that any Governmental Authority or any employee or agent thereof has determined or alleged, or is investigating the possibility, that there is or has been any presence, release, threat of release, placement on or in the Premises, or any generation, transportation, storage, treatment or disposal at the Premises, of any Hazardous Substance;

           (e) there have been no communications or agreements with any Governmental Authority or agency (federal, state, or local) or any private person or entity (including, without limitation, any prior owner of the Premises and any present or former occupant or tenant of the Premises) relating in any way to the presence, release, threat of release, placement on or in the Premises, or any generation, transportation, storage, treatment or disposal at the Premises, of any Hazardous Substance. ABS further agrees and covenants that ABS will not store or deposit on, otherwise release or bring onto or beneath, the Premises any Hazardous Substance prior to the Closing Date; and

           (f) there is no litigation, proceeding, citizen's suit or governmental or other investigation pending, or, threatened, against ABS, and ABS knows of no facts or circumstances which might give rise to any future litigation, proceeding, citizen's suit or governmental or other investigation, which relate to ABS's compliance with environmental laws, regulations, rules, guidelines and ordinances.

           For purposes of this Section 5.24, "Hazardous Substance" shall mean and include (1) a hazardous substance as defined in 42 U.S.C. Section 9601(14), the Regulations at 40 C.F.R. Part 302, (2) any substance regulated under the Emergency Planning and Community Right to Know Act (including without limitation any extremely hazardous substances listed at 40 C.F.R. Part 355 and any toxic chemical listed at 40 C.F.R. Part 372), (3) hazardous wastes and hazardous substances as specified under any New York state or local Governmental Requirement governing water pollution, groundwater protection, air pollution, solid wastes, hazardous wastes, spills and other releases of toxic or hazardous substances, transportation of hazardous substances, materials and wastes and occupational or employee health and safety, and (4) any other material, gas or substance known or suspected to be toxic or hazardous (including, without limitation, any radioactive substance, methane gas, volatile hydrocarbon, industrial solvent, and asbestos) or which could cause a material detriment to, or materially impair the beneficial use of, the Leased Premises, or constitute a material health, safety or environmental risk to any person exposed thereto or in contact therewith. For purposes of this
Section 5.24, "Hazardous Substance" shall not mean and shall not include the following, to the extent used normally and required for everyday uses or normal housekeeping or maintenance: (A) fuel oil and natural gas for heating,
(B) lubricating, cleaning, coolant and other compounds customarily used in building maintenance, (C) materials routinely used in the day-to-day operations of an office, such as copier toner, (D) consumer products, (E) material reasonably necessary and customarily used in construction and repair of an office project, and (F) fertilizers, pesticides and herbicides commonly used for routine office landscaping.

     5.25 DISCLOSURE OF INFORMATION. The Corporation represents and warrants that all statements, data and other written information provided by it to any party hereto as well as their respective consultants and representatives have been accurate copies or true originals. The Corporation represents and warrants that, to its Best Knowledge, (i) there exists no material information concerning the Corporation which has been requested but not been disclosed to or made available to the other parties and their representatives or consultants and which would be material to a decision to consummate the transactions provided for in this Agreement and (ii) in the aggregate, such information does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in them, in light of the circumstances under which they are made, not misleading.

SECTION 6:  COVENANTS OF ABS AND SHAREHOLDER

     6.1 PRESERVATION OF BUSINESS. Until Closing, ABS and Shareholder shall:

           (a)      preserve intact the present business organization of ABS;

           (b) maintain its property and assets in its present state of repair, order and condition, reasonable wear and tear excepted;

           (c) preserve and protect the goodwill and advantageous relationships of ABS with its customers and all other persons having business dealings with ABS;

           (d) preserve and maintain in force all licenses, permits, registrations, franchises, patents, trademarks, tradenames, trade secrets, service marks, copyrights, bonds and other similar rights of ABS; and

           (e) comply with all laws applicable to the conduct of its business

     6.2 ORDINARY COURSE. ABS and Shareholder shall conduct its business only in the usual, regular and ordinary course, in substantially the same manner as previously, and shall not make any substantial change to its methods of management or operation in respect of such business or property. Without limiting the foregoing, ABS shall not, with respect to ABS:

           ILI      sell, mortgage, pledge or encumber or agree to sell,
mortgage, pledge or encumber, any of its property or assets, other than in the ordinary course of business;

           (b) incur any obligation (contingent or otherwise) or purchase, acquire, transfer, or convey, any material assets or property or enter into any contract or commitment, except in the ordinary course of business.

     6.3 NEGATIVE COVENANTS. Except as contemplated by this Agreement or disclosed in Exhibits to this Agreement, from the date hereof until the Closing Date, unless and until GAI otherwise consents in writing, ABS and Shareholder will not (a) change or alter the physical contents or character of the inventories of its business, if any, so as to materially affect the nature of ABS's business or materially and adversely change the total dollar valuation of such inventories from that reflected on its March 31, 1997 financial statements referred to in Section 5.5 other than in the ordinary course of business; (b) incur any obligations or liabilities (absolute or contingent) other than current liabilities incurred and obligations under contracts entered into in the ordinary course of business; (c) mortgage, pledge or voluntarily subject to lien, charge or other encumbrance any assets, tangible or intangible, other than the lien of current property taxes not due and payable; (d) sell, assign or transfer any of its assets or cancel any debts or claims, other than in the ordinary course of business; (e) waive any right of any substantial value; (f) declare or make any payment or distribution to Shareholders or issue, purchase or redeem any shares of its capital stock or other equity securities or issue or sell any rights to acquire the same; (g) grant any increase in the salary or other compensation of any of its directors, officers, or employees or make any increase in any benefits to which such employees might be entitled; (h) institute any bonus, benefit, profit sharing, stock option, pension, retirement plan or similar arrangement, or make any changes in any such plans or arrangements presently existing; or (i) enter into any material transactions or series of transactions other than in the ordinary course of business, other than as disclosed in or contemplated by this Agreement.

     6.4 ACCESS TO BOOKS AND RECORDS, PREMISES, ETC. From the date of this Agreement through the Closing Date, ABS and Shareholder will grant GAI and its authorized representatives reasonable access to its books and records, premises, products, employees and customers and other parties with whom it has contractual relations during reasonable business hours and in a manner not to disrupt or interfere with ABS's business relationships for purposes of enabling GAI to fully investigate the business of ABS. ABS will also provide GAI with such updated financial information as GAI may reasonably request.

     6.5 COMPENSATION. ABS shall not enter into or agree to enter into any employment contract or agreement for consulting, professional, or other services which will adversely and materially affect the operation of ABS prior to the Closing Date, except for any extensions of said contracts or agreements on substantially the same terms and conditions as were previously in effect.

     6.6   NO SOLICITATION.

           (a) Except in connection with the transactions contemplated by this Agreement, ABS shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney or other advisor or representative of, ABS or any of its subsidiaries to, (i) solicit, initiate or encourage the submission of, any takeover proposal, (ii) enter into any agreement with respect to any takeover proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any executive officer of ABS or any of its subsidiaries or any investment banker, attorney or other advisor or representatives of ABS or any of its subsidiaries or otherwise, shall be deemed to be a breach of this Section by ABS. For purposes of this Agreement, "takeover proposal" means any proposal for a merger, consolidation or reorganization or other business combination involving ABS or any of its subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in, any voting securities of, or options, rights, warrants or other interests convertible or exercisable for or into such voting securities, or a substantial or material portion of the assets or business of ABS or any of its subsidiaries, other than the transactions contemplated by this Agreement.

           (b) Except upon a material breach of this Agreement by GAI or following termination hereof, except for action permitted or contemplated by this Agreement, including a party's right to terminate this Agreement under certain circumstances, neither the Board of Directors of ABS nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to GAI, the approval or recommendation by such Board of Directors of any such committee of this Agreement or the Exchange or
(ii) approve or recommend, or propose to approve or recommend, any takeover proposal.

           (c) ABS promptly shall advise GAI orally and in writing of any takeover proposal or any inquiry with respect to or which could lead to any takeover proposal and the identity of the person making any such takeover proposal or inquiry. ABS will keep GAI fully informed of the status and details of any such takeover proposal or inquiry.

           (d) The provisions of this Section 6.6 shall not be construed to prevent any investment banker, attorney or other advisor or representative of ABS to engage in discussions with third parties in the ordinary course of business with respect to transactions not involving the parties to this Agreement.

SECTION 7: REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

     Shareholder represents and warrants to GAI that, as of the date of this Agreement, and as of the date of Closing, the following are true and accurate:

     7.1 SHARE OWNERSHIP. Each Shareholder owns the number of shares of the common stock of ABS, an Alaska corporation, set forth in Section 7.1 hereof, which shares are fully paid, nonassessable, represent 100% of the issued and outstanding shares of capital stock and equity securities of ABS, and will be transferred and assigned to GAI free and clear of any claims, liens, and encumbrances or other restrictions which would in any way impair their right to effectively sell or transfer such shares.

     7.2 RIGHTS OWNERSHIP. Each Shareholder is the beneficial owner of the equity rights, including, but not limited to, options, warrants, puts and the like, in ABS, as are set forth on Exhibit 7.2 hereto, and there are no other Rights issued and outstanding. The rights set forth on Exhibit 7.2 are owned by Shareholders and will be assigned to GAI free and clear of any claims, liens, and encumbrances or other restrictions which would in any way impair the entitlements represented thereby.

     7.3 RESTRICTION ON FUTURE TRANSFER. There are no restrictions on the transferability of the shares of ABS common stock being transferred to GAI imposed by or pursuant to the company's Articles of Incorporation, Bylaws or by any other agreements to which Shareholders or ABS are a party, except for restrictions imposed by or on account of federal and state securities laws.

SECTION 8:  REPRESENTATIONS AND WARRANTIES OF GAI

     8.1 ORGANIZATION AND STANDING. GAI is a corporation duly organized, validly existing and in good standing under the laws of the State of Alaska and has all requisite corporate power and authority to own its Shares and properties and to carry on its business as it is now being conducted.

     8.2 CORPORATE ACTS AND PROCEEDINGS. This Agreement has been duly authorized by all necessary corporate action on behalf of GAI, has been duly executed and delivered by authorized officers of GAI, and is a valid and binding Agreement on the part of GAI that is enforceable against GAI in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors' rights generally and to judicial limitations on the enforcement of the remedy of specific performance and other equitable remedies.

SECTION 9:  TERMINATION

     9.1   This Agreement may be terminated and abandoned solely as follows:

           (a) At any time until the Closing Date by the mutual agreement of the parties.

           (b) By either GAI or ABS, if for any reason the parties have failed to close this Agreement on or before August 1, 1997, provided that neither GAI nor Shareholder is then in default thereunder.

           (c) By any party hereof, if the other party shall have breached any representation, warranty or covenant contained in this Agreement and shall have failed to cure such breach within ten (10) days following written notice thereof by the party seeking termination.

           (d) By any party hereof within ten (10) days of the date of this Agreement if the results of the due diligence investigation of the other shall not be satisfactory to such party in its sole discretion.

           In the event of any termination pursuant to this Section 9.1
(other than pursuant to subparagraph 9.1(a)), written notice setting forth the reasons therefor shall forthwith be given by Shareholder, if it is the terminating party, to GAI, or by GAI, if it is the terminating party, to the Shareholder.

     9.2 EFFECT OF TERMINATION. If the sale and purchase of Shares is terminated and abandoned as provided for in this Section, this Agreement shall forthwith become wholly void and of no effect without liability to any party to this Agreement except for breach of this Agreement.

SECTION 10:    INDEMNIFICATION AND REMEDIES FOR BREACH

     10.1  INDEMNIFICATION BY GAI.

           (a) GAI shall defend, indemnify and hold ABS, Shareholder harmless against and in respect of any damage, loss, liability, cost or expense, including expert witness fees and reasonable attorneys' fees, whether or not recoverable under applicable state law, resulting or arising from or incurred in connection with:

               (i) any misrepresentation, breach of warranty, or nonfulfillment or nonperformance of any agreement on the part of GAI under this Agreement, or any misrepresentation or omission from any exhibit, schedule, list, certificate or other instrument furnished or to be furnished by it under this Agreement, or any noncompliance on the part of GAI with applicable law.

               (ii) any and all liabilities of GAI of any nature whatsoever, whether accrued, absolute, contingent or otherwise and whether known or unknown, except to the extent that any such liability arises from ABS, Shareholder failure to perform or discharge, when due, ABS, Shareholder future obligations; and

               (iii) any actions, suits, proceedings, damages, assessments, judgments, costs or expenses incident to any of the foregoing.

           (b) Promptly after the receipt by ABS, Shareholder of notice of any claim asserted by a third party that may give rise to GAI's liability to ABS, Shareholder under this Section, ABS, Shareholder shall give to GAI written notice of such claim, and GAI shall be entitled to participate at its own expense in the defense of any such claim. ABS, Shareholder shall not pay, acknowledge, compromise or settle any such claim without the written consent of GAI, unless such payment, acknowledgment, compromise or settlement results in a full and complete release and discharge of GAI from any liability.

     10.2  INDEMNIFICATION BY ABS, SHAREHOLDER.

           (a) ABS, Shareholder shall defend, indemnify and hold GAI harmless against and in respect of any damage, loss, liability, cost or expense, including expert witness fees and reasonable attorneys' fees, whether or not recoverable under applicable state law, resulting or arising from or incurred in connection with:

               (i) any misrepresentation, breach of warranty, or nonfulfillment or nonperformance of any agreement on the part of ABS, Shareholder under this Agreement, or any misrepresentation or omission from any exhibit, schedule, list, certificate or other instrument furnished or to be furnished by them under this Agreement.

               (ii) any and all liabilities of ABS, Shareholder of any nature whatsoever, whether accrued, absolute, contingent or otherwise and whether known or unknown, except to the extent that any such liability arises from GAI's failure to perform or discharge, when due, GAI's future obligations;

               (iii) any actions, suits, proceedings, damages, assessments, judgments, costs or expenses incident to any of the foregoing.

           (b) Promptly after the receipt by GAI of notice of any claim asserted by a third party that may give rise to ABS, Shareholder's liability to GAI under this Section, GAI shall give to ABS, Shareholder written notice of such claim, and ABS, Shareholder shall be entitled to participate at its own expense in the defense of any such claim. GAI shall not pay, acknowledge, compromise or settle any such claim without the written consent of ABS, Shareholder, unless such payment, acknowledgment, compromise or settlement results in a full and complete release and discharge of ABS, Shareholder from any liability.

     10.3  ADDITIONAL NOTICE.  Notwithstanding the provisions of Sections
10.1 or 10.2 above, promptly after the receipt by any party hereto of notice of any claim asserted by a third party that may give rise to the liability of any party for which the right to indemnification may be claimed under this Section, such party shall give to each other party written notice of such claim as soon as practicable. The provisions of this Section 10.3 in addition to and not in lieu of the covenants of the parties contained in Sections 10.1 or 10.2 above.

     10.4  DETERMINATION OF DAMAGES AND RELATED MATTERS.

           (a) Upon the occurrence of any event which would give rise to a claim by GAI against, or to a right of defense and indemnity against ABS, Shareholder pursuant to this Section 10, or in the event that any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which ABS, Shareholder may become obligated to GAI hereunder, GAI shall give notice to ABS, Shareholder of the occurrence of such event and shall identify GAI's choice of counsel to represent such investigation, claim or proceedings, provided that the failure of GAI to give notice shall not affect the indemnification obligations of ABS, Shareholder hereunder. GAI (i) shall have the exclusive right to so defend, contest or protect against such matter utilizing the counsel of GAI's choice (who shall be reasonably acceptable to a representative of ABS, Shareholder), and (ii). ABS, Shareholder shall have the right, but not the obligation, to participate, at its own expense, in the defense thereof by counsel of its choice.

           (b) As GAI incurs expenses for which indemnification hereunder is provided and after any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction, and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, GAI shall forward to ABS, Shareholder notice of any sums due and owing by it pursuant to this Agreement with respect to such matter and it shall be required to pay all of the sums so due and owing to GAI by certified or bank cashier's check within ten (10) days of such notice.

           (c) Upon the occurrence of any event which would give rise to a claim by ABS, Shareholder against, or to a right of defense and indemnity against GAI pursuant to this Section 10, or in the event that any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which GAI may become obligated to ABS, Shareholder hereunder, ABS, Shareholder shall give notice to GAI of the occurrence of such event and shall identify its choice of counsel to represent such investigation, claim or proceedings, provided that the failure of ABS, Shareholder or SG to give notice shall not affect the indemnification obligations of GAI hereunder.
ABS, Shareholder and SG (i) shall have the exclusive right to so defend, contest or protect against such matter utilizing the counsel of its choice (who shall be reasonably acceptable to a representative of GAI). GAI shall have the right, but not the obligation, to participate, at its own expense, in the defense thereof by counsel of its choice.

           (d) As ABS, Shareholder incurs expenses for which indemnification hereunder is provided and after any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction, and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, ABS, Shareholder shall forward to GAI notice of any sums due and owing by it pursuant to this Agreement with respect to such matter, and GAI shall be required to pay all of the sums so due and owing to ABS, Shareholder by certified or bank cashier's check within ten (10) days of such notice.

     10.5 REMEDIES FOR BREACH. In the event of any breach of any of the provisions of this Agreement, including but not limited to any breach of any covenant, warranty or representation made by any party hereto, the breaching or defaulting party shall be liable pursuant to the provisions of Sections
10.1 or 10.2 above. In the event of any material breach by any party of any provision under this Agreement, either party may file suit. Nothing contained in this Agreement shall be deemed to preclude a party to sue for or seek specific performance of the provisions of this Agreement in the appropriate circumstance.

SECTION 11:    NONDISCLOSURE OF CONFIDENTIAL INFORMATION

     Each of the parties recognizes and acknowledges that it has and will have access to certain non-public information of the others which shall be deemed the confidential information of the other parties that is included in the Shares (including, but not limited to, business plans, costs, trade secrets, licenses, research projects, profits, markets, sales, customer lists, strategies, plans for future development, financial information and any other information of a similar nature) that after the consummation of the transactions contemplated hereby will be valuable, special and unique property of the parties. Information shall not be deemed Confidential Information and afforded the protections of this Section 11 if, on the Closing Date, such information has been (i) developed by the receiving party independently of the disclosing party, (ii) rightfully obtained without restriction by the receiving party from a third party, provided that the third party had full legal authority to possess and disclose such information, (iii) publicly available other than through the fault or negligence of the receiving party,
(iv) released without restriction by the disclosing party to anyone, including the United States government, or (v) properly and lawfully known to the receiving party at the time of its disclosure, as evidenced by written documentation conclusively established to have been in the possession of the receiving party on the date of such disclosure. Each of the parties agrees that they will not disclose, and that they will use their best efforts to prevent disclosure by any other Person of, any such confidential information to any Person for any purpose or reason whatsoever, except to authorized representatives of the parties. Notwithstanding, a party may use and disclose any such confidential information to the extent that a party may become compelled by Legal Requirements to disclose any such information; provided, however, that such party shall use all reasonable efforts and shall have afforded the other parties the opportunity to obtain an appropriate protective order or other satisfactory assurance of confidential treatment for any such information compelled to be disclosed. In the event of termination of this Agreement, each party shall use all reasonable efforts to cause to be delivered to the other parties, and to retain no copies of, any documents, work papers and other materials obtained by such party or on such party's behalf during the conduct of the matters provided for in this Agreement, whether so obtained before or after the execution hereof. Each of the parties recognizes and agrees that violation of any of the agreements contained in this Section 11 will cause irreparable damage or injury to the parties, the exact amount of which may be impossible to ascertain, and that, for such reason, among others, the parties shall be entitled to an injunction, without the necessity of posting bond therefor, restraining any further violation of such agreements. Such rights to any injunction shall be in addition to, and not in limitation of, any other rights and remedies the parties may have against each other.

SECTION 12:    EXPENSES

     Each of the parties will pay all costs and expenses of its or his performance and compliance with this Agreement. Notwithstanding the foregoing, if the Agreement is not consummated by reason of a default of one of the parties, then the expenses of each of the parties in connection with the transaction contemplated herein shall be paid by such defaulting Company.

SECTION 13:    MISCELLANEOUS

     13.1 ATTORNEY'S FEES. In any action at law or in equity or in any arbitration proceeding, for declaratory relief or to enforce any of the provisions or rights or obligations under this Agreement, the unsuccessful party to such proceeding, shall pay the successful party or parties all statutorily recoverable costs, expenses and reasonable attorneys' fees incurred by the successful party or parties including without limitation costs, expenses, and fees on any appeals and the enforcement of any award, judgment or settlement obtained, such costs, expenses and attorneys' fees shall be included as part of the judgment. The successful party shall be that party who obtained substantially the relief or remedy sought, whether by judgment, compromise, settlement or otherwise.

     13.2 SURVIVAL AND INCORPORATION OF REPRESENTATIONS. The representations, warranties, covenants and agreements made herein or in any certificates or documents executed in connection herewith shall survive the execution and delivery thereof, and all statements contained in any certificate or other document delivered by any party hereunder or in connection herewith shall be deemed to constitute representations and warranties made by that party to this Agreement.

     13.3 INCORPORATION BY REFERENCE. All appendices to this Agreement and all documents delivered pursuant to or referred to in this Agreement are herein incorporated by reference and made a part hereof.

     13.4 PARTIES IN INTEREST. Nothing in this Agreement, whether express or implied, is intended to, or shall, confer any rights or remedies under, or by reason of, this Agreement, on any person other than the parties hereto and their respective and proper successors and assigns. Nor shall anything in this Agreement act to relieve or discharge the obligation or liability of any third persons to any party to this Agreement.

     13.5 AMENDMENTS AND WAIVERS. This Agreement may not be amended, nor may compliance with any term, covenant, agreement, condition or provision set forth herein be waived (either generally or in a particular instance and either retroactively or prospectively) unless such amendment or waiver is agreed to in writing by all parties hereto.

     13.6 WAIVER. No waiver of any breach of any one of the agreements, terms, conditions, or covenants of this Agreement by the parties shall be deemed to imply or constitute a waiver of any other agreement, term, condition, or covenant of this Agreement. The failure of any party to insist on strict performance of any agreement, term, condition, or covenant, herein set forth, shall not constitute or be construed as a waiver of the rights of either or the other thereafter to enforce any other default of such agreement, term, condition, or covenant; neither shall such failure to insist upon strict performance be deemed sufficient grounds to enable either party hereto to forego or subvert or otherwise disregard any other agreement, term, condition, or covenants of this Agreement.

     13.7 GOVERNING LAW - CONSTRUCTION. This Agreement, and the rights and obligations of the respective parties, shall be governed by and construed in accordance with the laws of the State of Alaska, excluding conflict of law provisions which would act to apply the laws of another state.
Notwithstanding the preceding sentence, it is acknowledged that each party hereto is being represented by, or has waived the right to be represented by, independent counsel. Accordingly, the parties expressly agree that no provision of this Agreement shall be construed against any party on the ground that the party or its counsel drafted the provision. Nor may any provision of this Agreement be construed against any party on the grounds that party caused the provision to be present.

     13.8 LIMITATION OF ACTIONS. No action may be brought by any party to this Agreement to enforce any covenant made by any party hereto or to seek damages or equitable relief arising from any claimed breach or nonperformance of a covenant, representation, warranty or other performance provided for herein unless such action is commenced within three (3) years of the date of Closing. The parties hereto agree to be bound by the aforesaid limitation of actions notwithstanding the provisions of any applicable statutory limitation of actions to the contrary. This limitation shall not serve to restrict or limit any statutory limitation period pertaining to any default under the Promissory Note obligation described in this Agreement, but rather, any such action shall be limited by the statutory provisions as governed in the State of Alaska, from time to time.

     13.9 NOTICES. Any notice, communication, offer, acceptance, request, consent, reply, or advice (herein severally and collectively, for convenience, called "Notice"), in this Agreement provided or permitted to be given, served, made, or accepted by any party or person to any other party or parties, person or persons, hereunder must be in writing, addressed to the party to be notified at the address set forth below, or such other address as to which one party notifies the other in writing pursuant to the terms of this Section, and must be served by (1) telefax or other similar electronic method, or
(2) depositing the same in the United States mail, certified, return receipt requested and postage paid to the party or parties, person or persons to be notified or entitled to receive same, or (3) delivering the same in person to such party.

           Notice shall be deemed to have been given immediately when sent by telefax or other electronic method and seventy-two hours after being deposited in the United States mail, or when personally delivered in the manner hereinabove described. Notice provided in any manner not specified above shall be effective only if and when received by the party or parties, person or persons to be, or provided to be notified.

           All notices, requests, demands and other communications required or permitted under this Agreement shall be addressed as set forth below:

           If GAI, to:        Stephen G. Calandrella, President
                              GLOBAL ALASKA INDUSTRIES, INC.
                              4465 Northpark Drive #400
                              Colorado Springs, Colorado  80907

           With copy to:      Clifford L. Neuman, Esq.
                              NEUMAN & DRENNEN, LLC
                              1507 Pine Street
                              Boulder, Colorado  80302

           If Seller, to:     Mark Griffin
                              3707 Woodland Drive, #4
                              Anchorage, Alaska  99517

           With copy to:      LAUREL J. PETERSEN
                              805 West Third Avenue, Suite 200
                              Anchorage, Alaska  99501

Any party receiving a facsimile transmission shall be entitled to rely upon a facsimile transmission to the same extent as if it were an original. Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section for the giving of notice.

     13.10 FAX/COUNTERPARTS. This Agreement may be executed by telex, telecopy or other facsimile transmission, and such facsimile transmission shall be valid and binding to the same extent as if it were an original. Further, this Agreement may be signed in one or more counterparts, all of which when taken together shall constitute the same documents. For all evidentiary purposes, any one complete counter set of this Agreement shall be considered an original.

     13.11 CAPTIONS. The caption and heading of various sections and paragraphs of this Agreement are for convenience only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.

     13.12 SEVERABILITY. Wherever there is any conflict between any provision of this Agreement and any statute, law, regulation or judicial precedent, the latter shall prevail, but in such event the provisions of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring it within the requirement of the law. In the event that any part, section, paragraph or clause of this Agreement shall be held by a court of proper jurisdiction to be invalid or unenforceable, the entire Agreement shall not fail on account thereof, but the balance of the Agreement shall continue in full force and effect unless such construction would clearly be contrary to the intention of the parties or would result in unconscionable injustice.

     13.13 JURISDICTION AND VENUE. Jurisdiction over any action, proceeding or arbitration shall be proper only if filed and maintained in Alaska, and venue shall be proper therein.

     13.14 GOOD FAITH COOPERATION AND ADDITIONAL DOCUMENTS. The parties shall use their best good faith efforts to fulfill all of the conditions set forth in this Agreement over which it has control or influence. Each party covenants and agrees to cooperate in good faith and to enter into and deliver such other documents and papers as the other party reasonably shall require in order to consummate the transactions contemplated hereby, provided in each instance, any such document is in form and substance approved by the parties and their respective legal counsel.

     13.15 LEGAL COUNSEL. Each of the parties are being represented by independent counsel; GAI acknowledges that it is being represented by Clifford
L. Neuman of NEUMAN & DRENNEN, LLC; and Shareholder by Laurel J. Petersen.

     13.16 SPECIFIC PERFORMANCE.  The obligations of the parties under
Section 11 are unique. If either party should default in its obligations under said section(s), the parties each acknowledge that it would be extremely difficult and impracticable to measure the resulting damages; accordingly, the non-defaulting party, in addition to any other available rights and remedies, may sue in equity for injunction (mandatory or prohibitive) or specific performance (all without the need to post a bond or undertaking of any nature), and the parties each expressly waive the defense that a remedy at law in damages is adequate.

     13.17 ASSIGNMENT. Neither party may directly or indirectly assign or delegate, by operation of law or otherwise, all or any portion of its/their/his rights, obligations or liabilities under this Agreement without the prior written consent of all other parties, which consent may be withheld in their respective sole and absolute discretion.

     13.18     LIST OF EXHIBITS.  The following Exhibits are attached to this
Agreement:

          Exhibit 3.2(b )     Convertible Promissory Note
          Exhibit 3.2(d)(1)   Stock Pledge Agreement
          Exhibit 3.2(d)(2)   General Security Agreement
          Exhibit 4.5(o)      Non-Competition Agreements
          Exhibit 4.5(v)      Opinion of counsel for ABS, Laurel J. Petersen
          Exhibit 4.7(b)(vi)  Certificate of ABS certified independent accountant
          Exhibit 5.2         ABS Ownership Interest in any corporation,
                                   partnership, joint venture, association or
                                   other business enterprise.
          Exhibit 5.3         ABS Qualification to engage in business as a
                                   foreign corporation in any state other than
                                   Alaska
          Exhibit 5.4         Corporate Authority
          Exhibit 5.5         Financial Statements
          Exhibit 5.6         ABS record owner of its issued and outstanding
          Common Stock
          Exhibit 5.7         ABS Disclosure Schedule (Material Defaults)
          Exhibit 5.8         ABS Exceptions to Timely Filing of Taxes; Tax
                                   Related Disputes
          Exhibit 5.9         ABS Pending or Threatened Actions or Proceedings
          Exhibit 5.10        ABS Third Party Proprietary Interest in
                                   Intangible Shares
          Exhibit 5.12        ABS Exceptions to Inventory Valuation, Condition
                                   and Marketability
          Exhibit 5.13        ABS unusable or unsalable inventories
          Exhibit 5.14        ABS material counterclaim or set-off with
                                   respect to accounts receivable
          Exhibit 5.16        ABS Registered Rights
          Exhibit 5.17        ABS Customer relations
          Exhibit 5.18        ABS leased property and assets
          Exhibit 5.19        ABS Employees and employee remuneration
          Exhibit 5.20        ABS Pending or Threatened Legal, Administrative,
                                   or Other Proceedings or Governmental
                                   Investigation, Exceptions to Compliance
                                   with Laws, Ordinances, Requirements,
                                   Regulations, or Orders
          Exhibits 5.21(a)
               to 5.21(e)     ABS Contract Schedules
          Exhibit 5.21(f)          ABS Contract Defaults
          Exhibit 5.24        ABS Environmental Concerns: Hazardous Waste
                                   Production, Storage, etc.

     13.19 ENTIRE AGREEMENT - AMENDMENT. For purposes of this Section, the term "Agreement" shall include this Agreement and the Exhibits and other documents attached hereto or described in Section 13.18. This Agreement, and other documents delivered pursuant to this Agreement, contain all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, letters of intent, representations, warranties, disclosures, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting that subject matter.

     13.20 AUTHORITY TO SIGN. Each of the persons signing below on behalf of any party hereby represents and warrants that s/he or it is signing with full and complete authority to bind the party on whose behalf of whom s/he or it is signing, to each and every term of this Agreement.

     13.21 EXECUTION OF DOCUMENTS. The parties hereto agree to execute and deliver any and all other documents necessary and convenient to effectuate the exchange of stock herein provided for, and Shareholder as an inducing condition, represent that it has the authority to enter into this Agreement and to make the foregoing commitments for itself.

     13.22 TIME. Time is of the essence of this Agreement and each of its provisions.


     IN WITNESS WHEREOF, the parties have signed the Agreement the date and year first above written.


                              GLOBAL ALASKA INDUSTRIES, INC.,
ATTEST:                            An Alaska corporation



/s/ Stephen A. Crisham        By:  /s/ Stephen G. Calandrella
-------------------------          ------------------------------------------
Stephen A. Crisham                 Stephen G. Calandrella, President


                              ALASKA BINGO SUPPLY, INC.,
ATTEST:                            An Alaska corporation



/s/ Stephen A. Crisham        By:  /s/ Mark Griffin
-------------------------          ------------------------------------------
                                   Mark Griffin, President


                              SHAREHOLDER:


                              /s/ Mark Griffin
                              ------------------------------------------
                              MARK GRIFFIN, individually

D:\GLOBAL\DOCUMENT\GAI!SP&S.ABS